EXHIBIT 3

AUDITOR’S CONSENT

I hereby consent to the inclusion of the Auditor’s Report dated June 2, 2004 concerning the Financial Statements of Financement-Québec for the year ended March 31, 2004 in the annual report on Form 18-K of Financement-Québec and to the incorporation by reference of that report in the Registration Statement.

/s/ RENAUD LACHANCE, CA

Renaud Lachance, CA
Auditor General of Québec
Québec, Québec

November 24, 2004